Exhibit 99.3
FORM OF LETTER
EKSO BIONICS HOLDINGS, INC.
Subscription Rights to Purchase Common Shares

Offered Pursuant to Subscription Rights
 Distributed to Shareholders and Certain Warrant Holders of Ekso Bionics Holdings, Inc.

August 14, 2017
To Brokers, Dealers, Banks and Other Nominees:
This letter is being distributed by Ekso Bionics Holdings, Inc. (the "Company") to brokers, dealers, banks and other nominees in connection with the rights offering (the "Rights Offering") by the Company to subscribe for and purchase shares of common stock, par value $0.001 per share ("Common Shares"), pursuant to non-transferable subscription rights (the "Rights") distributed to all holders of record ("Recordholders") of Common Shares and certain warrants ("Warrants") of the Company at 5:00 p.m., Eastern Daylight Time, on August 10, 2017 (the "Record Date"). The Rights and underlying Common Shares are described in the prospectus supplement dated August 14, 2017 (the "Prospectus Supplement"), a copy of which accompanies this letter.
The Company is offering an aggregate of up to 34,000,000 Common Shares in the Rights Offering, as described in the Prospectus Supplement, at a subscription price of $1.00 per share (the "Subscription Price").
The Rights will expire and cease to have any value if not exercised prior to 5:00 p.m., Eastern Daylight Time, on August 31, 2017 (the "Expiration Date"), unless the Rights Offering is extended.
As described in the accompanying Prospectus Supplement, each beneficial owner of Common Shares registered in your name or the name of your nominee is entitled to one Right for each Common Share owned by such beneficial owner at 5:00 p.m., Eastern Daylight Time, on the Record Date, and holders of Warrants are entitled to one Right for each Common Share issuable on exercise of the Warrants. The Rights of each Recordholder will be evidenced by a non-transferable subscription rights certificate (each, a "Rights Certificate") registered in the Recordholder's name or its nominee.  Each Right will allow the holder thereof to subscribe for 1.1608 Common Shares at the Subscription Price (the "Basic Subscription Right"). For example, if a Recordholder owned 100 Common Shares as of 5:00 p.m., Eastern Daylight Time, on the Record Date, the Recordholder would receive 100 Rights and would have the right to purchase 116 Common Shares (116.08 rounded down to the nearest whole number) at the Subscription Price (for a total payment of $116.00). If a Recordholder exercises its Basic Subscription Right in full, subject to the allocation described below, the Recordholder will be entitled to an oversubscription right to purchase additional Common Shares that have not been purchased by other holders pursuant to their Basic Subscription Rights or by the Committed Investor (as defined in the Prospectus Supplement) pursuant to the Purchase Commitment (as defined in the Prospectus Supplement), at the Subscription Price (the "Oversubscription Right").

If an insufficient number of shares are available to fully satisfy all Oversubscription Right requests, then the Company will allocate the available shares among the holders exercising the Oversubscription Right first, pro rata according to each holder's percentage ownership of Common Shares prior to the Rights Offering and second, pro rata according to the number of Common Shares subscribed for by each holder pursuant to the Oversubscription Right.
The Company will not issue fractional shares. Fractional shares resulting from the exercise of the Basic Subscription Right and the Oversubscription Right will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable following the closing of the Rights Offering.
We are asking persons who hold Common Shares beneficially and who have received the Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold certificates of Common Shares directly and prefer to have such institutions effect transactions relating to the Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, we are asking beneficial owners who wish to obtain a separate Rights Certificate to contact the appropriate nominee as soon as possible and request that a separate Rights Certificate be issued.
All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent, incurred in connection with the exercise of the Rights will be for the account of the holder of the Rights, and none of such commissions, fees or expenses will be paid by the Company or the Subscription Agent.
Enclosed are copies of the following documents:
1.          Prospectus Supplement;
2.          Rights Certificate;
3.          Instructions as to Use of Ekso Bionics Holdings, Inc. Rights Certificates;
4.          A form of letter which may be sent to your clients for whose accounts you hold Common Shares registered in your name or the name of your nominee;
5.          Form of Beneficial Owner Election Form;
6.          Form of Nominee Holder Certification; and
7.          Notice of Important Tax Information.

Your prompt action is requested. To exercise the Rights, you should deliver the properly completed and signed Rights Certificate and forward it, with payment of the Subscription Price in full for each Common Share subscribed for pursuant to the Basic Subscription Right and Oversubscription Right to the Subscription Agent, as indicated in the Prospectus Supplement. The Subscription Agent must receive the Rights Certificate with payment of the Subscription Price, including final clearance of any checks, prior to 5:00 p.m., Eastern Daylight Time, on the Expiration Date.
A holder may revoke its exercise of its Rights at any time before the Expiration Date of the Rights Offering, as may be extended, by following the procedures set forth in the section of the Prospectus Supplement entitled "The Rights Offering—Rights of Subscribers; Revocation." Any funds remitted to the Subscription Agent will be promptly returned to the holder upon proper revocation. Subscription Rights not exercised prior to 5:00 p.m., Eastern Daylight Time, on the Expiration Date will expire.
Additional copies of the enclosed materials may be obtained from VStock Transfer, LLC or Katalyst Securities LLC (the "Information Agents"). The telephone number of VStock Transfer, LLC is 212-828-8436 and of Katalyst Securities LLC is 212-400-6993. Any questions or requests for assistance concerning the Rights Offering should be directed to the Information Agents.

Very truly yours, Ekso Bionics Holdings, Inc.

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